Exhibit 99.2

Embassy Bancorp, Inc.
AUDIT COMMITTEE CHARTER (3-10)

The Board of Directors of Embassy Bancorp, Inc. (the “Company”) shall appoint the Audit Committee at the annual meeting of the Company.  In accordance with the By-Laws of the Company, the Audit Committee is established as a subcommittee of the Board of Directors reporting periodically to the Board of Directors.  The Audit Committee shall be composed of no less than three directors.  No member of the Audit Committee shall be an officer of the Company, or a member of its management, shall accept any consulting or other fees from the Company, or be affiliated with the Company or any subsidiary of the Company other than as a member of the Board of Directors or any committee of the Board. All of the Audit Committee members must be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee.  At least one member must have had past employment experience or other comparable experience or background in the field of financial management.

The Audit Committee shall provide assistance to the Board in fulfilling its responsibilities to the shareholders in the areas of financial controls and reporting.  Principally, these responsibilities entail assessing the effectiveness of the internal control system over financial reporting, reviewing adherence to policies/procedures and assuring the safeguarding of all Company assets and the accuracy of the Company’s financial statements and reports.  In so doing, it is the responsibility of the Audit Committee to monitor and maintain the lines of communications between the Board of Directors, external auditors, internal auditors and the senior management of the Company.  The external auditor shall be ultimately accountable to the Audit Committee.

In carrying out these responsibilities, the Audit Committee will:

1.
Be responsible for the appointment, compensation and oversight of the external auditors to be selected to conduct the annual audit of the financial statements of the Company. The external auditors shall report directly to the Audit Committee on all matters affecting the Company and the audit process.

2.
Ensure the auditor’s independence by requiring that the independent auditor submit a formal written independence letter on a periodic basis and by monitoring disclosed relationships or services that may impact objectivity on independence.

3.
Meet with the external auditors and financial management of the Company to review the scope of the annual audit for the current year and at the conclusion thereof and review such audit findings.  This review will include both the external auditors recommendations and the related management response.

4.
Review with the external auditors and corporate management the adequacy and effectiveness of the internal financial and accounting controls of the Company and elicit any recommendations that they may have for the improvement of such control procedures.  Particular attention shall be given to the adequacy of such controls to expose any payments, transactions or other procedures, which might be deemed illegal or otherwise improper.  Further, the Audit Committee should periodically review Company policy statements in terms of their adequately representing the company's Code of Conduct and Business Ethics Policy.

Audit Committee Charter	Page 2

5.
Comply with SEC Audit Committee Rules.  Specifically, comply with Item 306 of Regulations S-K and S-B and Item 7(e)(3) of Schedule 14A that requires the Audit Committee to provide a report in the Company’s proxy statement.  This disclosure requirement is intended to help inform shareholders of the Audit Committee’s oversight with respect to financial reporting, and underscore the importance of that role.  In a report to be included in the Company’s annual proxy statement, the Audit Committee will state whether it has:

•	Reviewed and discussed the audited financial statements with management;

•
Discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees” and Statement of Auditing Standards No. 90 “Audit Committee Communications” and as may be further modified or supplemented;

•
Received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committee” as may be modified or supplemented, and discussed with the auditors the auditors’ independence; and

•
Based on the review and discussion referred to in items above, recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The Audit Committee must also indicate in the report whether, based on its discussions with management and the auditors, its members became aware of any material misstatements or omissions in the financial statements.  The report in the proxy statement will appear over the printed names of each member of the Audit Committee.

6.	Monitor activities of the Company and determine appropriate internal audit functions, as applicable, and scope.

•	Review and recommend to the Board the appointment of a competent outsourcing vendor for internal audit services and/or in-house staff.

•
Review and approve the Internal Audit Program’s proposed audit schedule and the coordination of such programs with the external auditors’ year-end requirements.  Particular attention should be given to maintaining the best effective balance between external and internal auditing resources.

•
Monitor the activities of the Internal Audit Program and ensure that the Internal Audit  process adequately discharges responsibilities for the examination, review and reporting to the Audit Committee that:

a)	Internal accounting and financial controls of the various areas are adequate and efficient and can be relied upon to produce accurate financial information.

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b)	Internal controls adequately safeguard the assets of the Company.

c)
Financial records of the operational areas are complete and accurate and are in conformity with corporate policy, generally accepted accounting principles and requirements of the various regulatory bodies.

d)	Operational areas are in compliance with FDIC, FRB and all other applicable Federal and State laws and regulations.

e)	Control over the development, maintenance and operation of EDP systems are sufficient to ensure the accuracy, security and completeness of data processing results.

•	Prior to each periodic meeting, the Audit Committee will be provided a report prepared by Internal Audit, which outlines the findings of all audit engagements completed during the period.

7.	Review all reports on examinations made by the various regulatory agencies and evaluate management’s responses to them.

8.
Investigate, report and make written recommendations to the Board, within 15 business days, concerning all complaints, oral or written, received by the Company regarding accounting, internal accounting controls, auditing matters and all submissions by Company employees or directors, anonymous or otherwise, regarding questionable accounting or auditing methods.

9.	Resolve any disputes between management and the external auditors retained by the Audit Committee.

10.	Meet regularly with the external auditors without any member of management of the Company being present to address any and all questions or concerns of the external auditors.

11.	Minutes of the Audit Committee meetings shall be submitted to the Board of Directors at the next regular Board meeting.

12.
The chairman of the Audit Committee shall meet annually with the Board of Directors to advise and explain the Board’s responsibilities in connection with the Company’s accounting, financial controls, and reporting obligations.

The foregoing list of functions is not intended to limit the Committee in fulfilling its responsibilities, but rather is intended to provide an overview of the principal duties to be performed by the Committee.

In performance of its duties, the Committee shall meet at least 4 times per year and have full use of the Company’s internal audit resources and engage if necessary, at the Company’s expense, independent counsel and other advisors to advise the Committee in discharging its duties.